Exhibit 10.5

AOL INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) Participant’s insubordination, willful malfeasance or willful misconduct in connection with Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

(b) “Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

(c) “Expiration Date” means the date set forth on the Notice (as defined below).

(d) “Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Participant, if any.

(e) “Notice” means (i) the Notice of Grant of Stock Option that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration, which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

(f) “Participant” means the individual to whom the Option has been awarded hereunder pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

(g) “Plan” means the AOL Inc. 2010 Stock Incentive Plan, as the same may be amended, supplemented or modified from time to time.

(h) “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2. Grant of Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth on the Notice. The Option is intended to be a non-qualified stock option, and as such is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3. Vesting of the Option.

(a) In General. Subject to Sections 3(b) and 3(c), the Option shall vest and become exercisable at such times as are set forth in the Notice.

(b) Change in Control. Notwithstanding the foregoing, subject to paragraph 5, in the event of a Change in Control, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable upon the earlier of (i) the first anniversary of the Change in Control or (ii) the termination of the Participant’s Employment (A) by the Company other than for Cause (unless such termination is due to death or Disability) or (B) by the Participant for Good Reason (if in an employment agreement between the Company or any of its Affiliates and the Participant includes a right of the Participant to resign for Good Reason).

(c) Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason (including, unless otherwise determined by the Committee, a Participant’s change in status from an employee to a non-employee), the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration; provided, however, that if the Participant’s Employment terminates due to death or Disability, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement. If the Participant is absent from work with the Company or with an Affiliate because of a temporary disability (any disability other than a Disability), or on an approved leave of absence for any purpose, the Participant shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated Employment, except to the extent that the Committee so determines.

4. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, and the terms of any employment agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of Options that is more favorable to the Participant than clauses (i) – (vi) of this Section 4(a), the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the closing time of trading on the Expiration Date (or 5:00 p.m. Eastern time on the Expiration Date, if earlier). Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below. In no event shall the Participant exercise the Vested Portion of the Option after the Expiration Date. If the last day on which the Option may be exercised, whether the Expiration Date or due to a termination of the Optionee’s Employment prior to the Expiration Date, is a Saturday, Sunday or other day that is not a trading day on the New York Stock Exchange (the “NYSE”) or, if the Company’s Shares are not then listed on the NYSE, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on the NYSE or such other stock exchange or trading system.

(i) Death or Disability. If the Participant’s Employment with the Company and its Affiliates terminates due to the Participant’s death or Disability, the Participant (or his or her representative) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the date of such termination and (B) the Expiration Date;

(ii) Unsatisfactory Performance; Voluntary Termination without Good Reason. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate (other than after a Change in Control as set forth in Section 4(a)(v)) for unsatisfactory performance, but not for Cause (as determined in its sole discretion by the Company or any Affiliate), or the Participant voluntarily terminates Employment at any time without Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three months following the date of such termination and (B) the Expiration Date; provided, that if the Company or any Affiliate has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to voluntarily terminate Employment without Good Reason, then the provisions of Section 4(a)(iv) shall control;

(iii) Termination other than for Cause. Subject to the provision of Section 4(a)(v), if the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate for any reason other than by the Company or its Affiliates for Cause, unsatisfactory performance or due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date;

(iv) Termination by the Company for Cause. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one month following the date of such termination and (B) the Expiration Date; provided, however, that if the Participant is terminated by the Company or an Affiliate for Cause on account of one or more acts of fraud, embezzlement or misappropriation committed by the Participant, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable;

(v) After a Change in Control. If the Participant’s Employment with the Company and its Affiliates terminates after a Change in Control due to a termination by the Company other than for Cause or due to the Participant’s resignation for Good Reason (if in an employment agreement between the Company or any of its Affiliates and the Participant includes a right of the Participant to resign for Good Reason), the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; and

(vi) Transfers of Employment. If (i) the Company or any Affiliate transfers the Participant’s Employment to a corporation, company or other entity that is not an Affiliate or (ii) the Affiliate with which the Participant has a service relationship ceases to be an Affiliate due to a sale or other disposition by the Company or an Affiliate, the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration and the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such transfer, sale or other disposition and (B) the Expiration Date.

(b) Method of Exercise.

(i) Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price. Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six (6) months (or such other period as established from time to time by the Committee or generally accepted accounting principles); (C) partly in cash and partly in Shares; or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

5. Limitation on Acceleration.

(a) Calculation and Possible Benefit Reduction. If at any time or from time to time, it shall be determined by independent tax professionals selected by Company (“Tax Professional”) that any payment or other benefit due to Participant pursuant to this Agreement or otherwise (“Potential Parachute Payment”) is or will, but for the provisions of this paragraph 5, become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to Section 409A of the Code (“Excise Taxes”), then Participant’s Potential Parachute Payment shall be either (a) provided to Participant in full, or (b) provided to Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes (“Payments”). To the extent any payment or benefit due to Participant pursuant to this Agreement or otherwise as a consequence of the limitation contained in this paragraph 5(a), then the Options (to the extent not so accelerated) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred. Under such circumstances, if the Participant terminates Employment for Good Reason (if an employment agreement between the Company or any of its Affiliates and the Participant includes a right of the Participant to resign for Good Reason) or is terminated by the Company or any of its Affiliates without Cause, the Options related thereto (to the extent that they have not already become vested) shall become immediately vested in their entirety upon such termination and Shares subject to the Options shall be issued or transferred to the Participant, as soon as practicable following such termination of Employment, subject to the benefit limitation contained in this paragraph 5(a).

(b) Implementation of Calculations and Any Benefit Reduction Under Paragraph 5. In the event of a reduction of benefits pursuant to paragraph 5(a), the Tax Professional shall determine which benefits shall be reduced so as to achieve the principle set forth in paragraph 5(a). For purposes of making the calculations required by paragraph 5(a), the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Company and Participant shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under paragraph 5(a). Company shall bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by paragraph 5(a).

(c) Potential Subsequent Adjustments.

(i) If, notwithstanding any calculations performed or reduction in benefits imposed as described in paragraph 5(a), the IRS determines that Participant is liable for Excise Taxes as a result of the receipt of any payments made pursuant to this Agreement or otherwise, then Participant shall be obligated to pay back to Company, within thirty (30) days after a final IRS determination or in the event that Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Company so that Participant’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Participant’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this paragraph 5(c), Participant shall pay the Excise Taxes.

(ii) Notwithstanding any other provision of this paragraph 5, if (a) there is a reduction in the payments to Participant as described above in this paragraph 5, (b) the IRS later determines that Participant is liable for Excise Taxes, the payment of which would result in the maximization of Participant’s net after-tax proceeds (calculated based on the full amount of the Potential Parachute Payment and as if Participant’s benefits had not previously been reduced), and (c) Participant pays the Excise Tax, then Company shall pay to Participant those payments which were reduced pursuant to paragraph 5(a) or subparagraph 5(c)(i) as soon as administratively possible after Participant pays the Excise Taxes to the extent that Participant’s net after-tax proceeds with respect to the payment of the Payments are maximized.

6. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the Employment of the

Company or any Affiliate. Further, the Company or its Affiliate may at any time dismiss the Participant or discontinue any other relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8. Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

9. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

10. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, with a copy to Vice-President, Total Rewards, at the principal executive office of the Company, and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all stock option grants (including number of grants, grant dates, exercise price, vesting type, vesting dates, expiration dates, and any other information regarding options that have been granted, canceled, vested, unvested, exercisable, exercised or outstanding) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of common stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law rules thereof which might apply to the laws of any jurisdiction.

14. Entire Agreement. This Agreement, together with the Notice and the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided, that this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern.

15. Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.

16. Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

17. Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.

18. Entry into Force. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

18. Submission to Jurisdiction; Service of Process. Any and all disputes between a Participant and the Company or any Affiliate relating to the Award granted hereunder shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 11 hereof.

19. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.